Exhibit 10.9

AMENDED AND RESTATED JOINT VENTURE AGREEMENT

2011 Mieka/Jefferson-Cattaraugus Oil & Gas Project A

(A TEXAS JOINT VENTURE)

THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT is made and entered into effective as of December 9, 2011 by and among MIEKA CORPORATION (“Mieka”), a Delaware corporation with offices and principal place of business located at 600 Parker Square, Suite 250, Flower Mound, Texas, 75028, as the Managing Venturer, and all of the parties admitted to the Joint Venture created hereby as Joint Venturers, as provided herein. This Agreement amends and restates the terms of that certain Joint Venture Agreement dated November 30, 2011. All capitalized terms used herein shall have the meaning assigned thereto in Section 1.7 hereof, unless otherwise defined elsewhere herein.

ARTICLE I

GENERAL

1.1: Formation of Joint Venture. The parties hereby form a joint venture pursuant to the laws of the State of Texas, which shall be governed by this Agreement and the provisions of the Texas Business Organizations Code.

1.2: Managing Venturer. Mieka shall be the Managing Venturer of the Joint Venture, and the address of such Managing Venturer is the address of Mieka as designated above.

1.3: Name. The name of the Joint Venture shall be “2011 MIEKA/JEFFERSON-CATTARAUGUS OIL & GAS PROJECT A.” The name of the Joint Venture may be changed at any time and from time to time, or the Joint Venture may operate under different names in any jurisdiction in which the Joint Venture does business, as determined by Vote of the Venturers.

1.4: Principal Business. The purposes for which the Joint Venture is organized are:

(a) To acquire a percentage of the Working Interest in those certain oil and gas well prospects (hereinafter, the “Prospect Wells” or “Prospect”) more fully described in the Memorandum (as defined herein), and relating to this Joint Venture;

(b) To acquire, drill or otherwise explore for, discover, develop, and operate oil and gas wells and properties, or any interest therein, whether on its own behalf or in association with others as joint venturer, partner or otherwise;

(c) To purchase, acquire, sell, dispose, explore, operate and produce gas, minerals and properties and all things incident thereto including, but not limited to the making of dry hole and bottom hole contributions, the granting or Farmout of all types of mineral interests, and with respect to the business of the Joint Venture, the construction and operation, alone or with others, of any project or operation on any Lease for the treatment or refining of oil, gas and minerals and for the construction of systems for the production, collection, storage, treatment or delivery of the same or the products thereof; and

(d) To perform any acts as the Joint Venture in its sole discretion determines to be necessary, desirable or convenient in accomplishing the foregoing purposes.

1.5: Principal Place of Business. The location of the principal place of business of the Joint Venture is 600 Parker Square, Suite 250, Flower Mound, Texas, 75028 or such other place or places as the Joint Venture determines by the Managing Venturer. The place of residence of each Venturer shall be as set forth on his or her Execution Page and Power of Attorney attached hereto as Annex “A.” All such addresses shall be subject to change upon notice pursuant to Section 11.1 hereof.

1.6: Term. The Joint Venture shall be effective from and after the date that first appears on this document. The Joint Venture shall terminate on the earlier to occur of:

(a) December 31, 2041;

(b) A majority Vote in favor of termination;

(c) The business of the Venture has ceased; or

(d) Such date as is required by Section 9.1 hereof.

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1.7: Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

“ADDITIONAL ASSESSMENT CONTRIBUTIONS” means with respect to any Participating Venturer the sum of the Additional Assessments paid by such Participating Venturer on his or her own behalf plus the Additional Assessments paid by such Participating Venturer on behalf of a Non-Participating Venturer.

“ADDITIONAL ASSESSMENTS” means assessments of Venturers requested by the Joint Venture to fund Subsequent Operations, the payment of which shall be wholly voluntary.

“AFFILIATE” with respect to the Managing Venturer means:

(a) any person directly or indirectly owning, controlling or holding, with power to vote, 10% or more of the outstanding voting securities of the Managing Venturer;

(b) any person, 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the Managing Venturer;

(c) any person directly or indirectly controlling, controlled by or under common control of the Managing Venturer;

(d) any officer, director or partner of the Managing Venturer; and

(e) if the Managing Venturer is an officer, director or partner, any company for which the Managing Venturer acts in any such capacity.

For purposes of this Agreement, any partnership of which Mieka is a general partner, or any joint venture in which Mieka is a joint venturer, is an Affiliate of Mieka.

“AGREEMENT” or “JOINT VENTURE AGREEMENT” means this Agreement between Mieka as the Managing Venturer, and the Venturers, together with all amendments hereto.

“AMOUNT REALIZED” means the amount realized by the Joint Venture for federal income tax purposes on a sale of a Joint Venture oil and gas property.

“CAPITAL ACCOUNTS” of the Venturers shall be determined and maintained in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and, to the extent consistent therewith, each Venturer’s Capital Account shall be increased by:

(a) the amount of money contributed by such Venturer to the Joint Venture;

(b) the fair market value of any property contributed by such Venturer to the Joint Venture (net of any liabilities securing such contributed property that the Joint Venture is considered to assume or take subject to under Code section 752);

(c) allocations to such Venturer of income or gain (including tax exempt income) pursuant to Article VIII but excluding any income or gain described in Treasury Regulation section 1.704-1(b)(4)(i);

(d) the amount of Joint Venture liabilities assumed by such Venturer or that are secured by any Joint Venture property distributed to such Venturer other than the liabilities referred to in paragraph (f) below; and each Venturer’s Capital Account shall be decreased by:

(e) the amount of any money distributed to such Venturer by the Joint Venture;

(f) the fair market value of any property distributed to such Venturer by the Joint Venture (net of any liabilities securing such distributed property that such Venturer is considered to assume or take subject to pursuant to Code section 752);

(g) the amount of losses, costs and expenses allocated to such Venturer under Article VIII;

(h) the Venturer’s allocable share of simulated depletion computed in accordance with Section 8.2;

(i) the Venturer’s allocable share of expenditures of the Joint Venture described in Code section 705(a)(2)(B); and

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(j) the amount of any liabilities of such Venturer that are assumed by the Joint Venture or that are secured by any property such Venturer contributes to the Joint Venture other than the liabilities referred to in paragraph (b) above.

“CAPITALIZATION PERIOD” means the period of time during which Venturers shall be accepted and initial capitalization amounts will be received, up to and including June 30, 2013, unless extended by the Managing Venturer for a period of not more than 90 days; provided, however, that the Managing Venturer, in its sole and absolute discretion, may terminate the Capitalization Period at any time prior to such date.

“CODE” means the Internal Revenue Code of 1986, as from time to time amended and any federal legislation that may be substituted therefor.

“FARMOUT” means an agreement whereby the Joint Venture would agree to assign its interest in a certain specific leasehold or a working interest owned by it to other parties, while retaining some part of its original interest (such as an overriding royalty interest, oil and gas payment, offset acreage, or other type of interest), subject to the drilling of one or more specified wells or other performance by the other parties as a condition of the assignment.

“FEDERAL INCOME TAX ITEMS” means Profits, Losses, Gain From Capital Transactions, and Loss From Capital Transactions.

“GAIN FROM CAPITAL TRANSACTIONS” means income or gain of the Joint Venture as determined for federal income tax purposes as a result of the sale, exchange, or refinancing of all or a portion of the Joint Venture’s property other than depletable property.

“HOLDER OF RECORD” means the person in whose name any Unit is then registered on the books and records of the Joint Venture pursuant to Section 2.5 hereof.

“INITIAL OPERATIONS” means any Joint Venture activity commenced in connection with the acquisition of the Venture’s interest in the Prospect Wells including legal and accounting services, geological services, organizational activities and administrative activities, and the drilling, testing and completion of the Prospect Wells and the production of oil and/or gas therefrom. Notwithstanding the foregoing, the term “Initial Operations” does not include Subsequent Operations as defined herein or the installation of any pumping equipment nor any actions to enhance production.

“INITIAL OPERATIONS ASSESSMENT” shall mean assessments of the Venturers requested by the Venture to fund Initial Operations on the Horizontal Oil Wells (described in the Memorandum) requiring costs in excess of $5,500,000.

“LEASE” means the oil, gas or mineral lease more specifically referred to in the Memorandum.

“LIQUIDATOR” means the Liquidating Trustee(s) designated in Section 9.3 hereof to handle the liquidation of the Joint Venture.

“LOSSES” means each item of loss, deduction and credit of the Joint Venture as determined for federal income tax purposes, but excluding Loss From Capital Transactions.

“LOSS FROM CAPITAL TRANSACTIONS” means any loss of the Joint Venture as determined for federal income tax purposes as a result of the sale, exchange or refinancing of all or a portion of the Joint Venture’s property other than depletable property.

“MANAGING VENTURER” means the person or entity appointed to act in the capacity of the managing joint venturer of the Joint Venture.

“MEMORANDUM” means the Confidential Information Memorandum, dated November 30, 2011, to which a copy of this Agreement is annexed.

“NET CASH FLOW” means monies available from the operation of the Joint Venture without deduction for depreciation but after deducting monies used to pay or establish a reserve for all other expenses, debt payments, improvements and repairs related to the Operation and administration of the Joint Venture.

“NET PROCEEDS” means the amount realized by the Joint Venture on the disposition of a Joint Venture property, less all fees, costs or expenses paid or to be paid with respect thereto and the amount of indebtedness (if any) of the Joint Venture paid or to be paid from such monies.

“NON-PARTICIPATING VENTURER” means any Venturer who fails to contribute Additional Assessments.

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“OPERATIONS” shall mean any Joint Venture activity related to (i) acquiring the Prospect Wells; (ii) drilling the Prospect Wells; (iii) testing, completing, equipping, reworking, deepening, recompleting, capping or plugging the Prospect Wells; (iv) installing pumping, production, processing, gathering and/or transporting facilities to produce, process, gather, and/or transport any oil or gas produced from the Prospect Wells; (v) conducting any secondary recovery operation on or with respect to the Prospect; or (vi) conducting any activity incident to the foregoing as may be deemed necessary by the Venturers in furtherance of a Joint Venture purpose.

“PARTIAL TURNKEY CONTRACT” shall mean the agreement to be entered into by and between Mieka, in its individual capacity, and the Venture providing for the obligation of the Managing Venturer to bear certain costs of drilling, testing and completing the Prospect Wells at a fixed or Partial Turnkey Price as described in the Memorandum.

“PARTIAL TURNKEY PRICE” shall mean the amount to be paid by the Venture to Mieka to perform the Partial Turnkey Contract.

“PARTICIPATING VENTURER” means any Venturer, including the Managing Venturer, electing pursuant to the provisions of Sections 2.8, 2.9 or 2.14 to contribute assessments, and/or any additional Venturers admitted to the Joint Venture to contribute assessments on behalf of a Non-Participating Venturer.

“PROFITS” means each item of income and gain of the Joint Venture, as determined for federal income tax purposes, but excluding Gain From Capital Transactions.

“SUBSEQUENT OPERATIONS” means activities not part of Initial Operations that the Venturers deem necessary to further develop the Prospect Wells that are deemed necessary subsequent to the drilling, testing and Completion of the Prospect Wells.

“SUBSTITUTE VENTURER” means any person not previously a Venturer who purchases Units from a Venturer in accordance with the terms of this Agreement. After admission, all Substitute Venturers shall have all of the rights of a Venturer.

“TBOC” means the Texas Business Organizations Code, as from time to time amended.

“UNITS” means interests in the Joint Venture initially authorized in accordance with the provisions of Article II hereof and allocated to the Venturers as shown on the books and records of the Joint Venture on the date of the event for which such Units are to be computed.

“VENTURE” or “JOINT VENTURE” means this Joint Venture formed under Texas law and governed by this Agreement and the Texas Business Organizations Code. The Joint Venture will not commence Initial Operations until the Venture has reached minimum capitalization.

“VENTURERS” means the Managing Venturer and all of the Venturers of the Joint Venture, unless the context requires a reference to all Venturers other than the Managing Venturer (such as in sections concerning capital contributions). The term “VENTURER” refers to any Venturer or to the Managing Venturer of the Joint Venture, as the context requires. Venturers are considered general partners under the Texas Business Organizations Code.

“VOTE” refers to the right of the Venturers, subject to all limitations set forth below and elsewhere in this Agreement, to decide any matter that may be submitted for decision by the Venturers in accordance with the express written terms of this Agreement or under the provisions of the TBOC. Each Venturer, including the Managing Venturer, shall be entitled to cast one vote for every Unit held of record by him or her on the date when notice is given of the matter to be voted on or consented to by the Venturers. Except as otherwise expressly provided in this Agreement, a Vote of the Venturers owning a simple majority of the Units shall be sufficient to pass and approve any matter submitted to a Vote of the Venturers. Whenever a Vote of the Venturers is required or permitted, a written consent to the action to be taken signed by the Venturers holding the required percentage may be used in lieu of holding a formal meeting at which a Vote is taken. The rights of the Venturers to require or be permitted to vote on any matter shall be subject to and conditioned upon the requirements set forth in Section 4.11 hereof.

ARTICLE II

VENTURERS, CAPITALIZATION AND ASSESSMENTS

2.1: Managing Venturer. Although Mieka shall be the initial Managing Venturer of the Joint Venture, the Joint Venture and all of its affairs, property, business, and Operations shall be managed and controlled by the Venturers. Subject to a contrary Vote, the Venturers expressly delegate management of the day-to-day Operations of the Joint Venture to the Managing Venturer.

2.2: Venturers. The Venturers of the Joint Venture shall be those persons participating in the Joint Venture as hereinafter authorized and provided, and defined as Venturers herein.

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2.3: Participating in Venture by Managing Venturer. The Managing Venturer shall participate in the Venture as described in Article VIII hereof, and may also:

(a) acquire Units pursuant to Section 2.4 hereof; or

(b) purchase Units of selling Venturers pursuant to Article VI hereof.

2.4: Authorized Units. The interests of the Venturers in the Joint Venture (other than the interest of the Managing Venturer (in its capacity as such) as described in Article VIII hereof) shall be represented by Units, and there are hereby authorized a total of 35 Units and such additional units as may in the discretion of the Managing Venturer be necessary to purchase additional Working Interests.

2.4.1: Applications by Proposed Venturers. During the Capitalization Period, the Managing Venturer shall have the right to admit to the Joint Venture as Venturers those persons who are acceptable to the Managing Venturer and who otherwise satisfy the requirements of this Agreement. The Managing Venturer may, in its sole discretion, decline to admit any person or persons as a Venturer for any reason whatsoever. All applications that are rejected shall be returned to the person submitting such funds together with all funds tendered, without interest. Persons whose applications are accepted by the Managing Venturer will be admitted as Venturers in the order that their applications are accepted and payment is received by the Managing Venturer until the initial capitalization is complete. Each Venturer, upon signing this Agreement, hereby Votes to admit all initial Venturers whose applications have been so accepted. When the Joint Venture begins Initial Operations, interest earned on application funds will be allocated in accordance with Article VIII hereof.

2.4.2: Time of Admission. A person shall be deemed to have been admitted as a Venturer:

(a) On the date this Agreement is fully executed by the Managing Venturer and all Venturers; or

(b) If applicable, on the first day of the calendar month after which a Venturer is accepted in accordance with Article VI herein.

2.4.3: Contribution Per Unit. The amount contributed for each Unit or fraction thereof shall be $245,000 per whole Unit (excluding Initial Operations Assessments). The amount so contributed by each Venturer shall be payable entirely in cash.

2.4.4: Execution by Venturers. By executing the Application Agreement attached to the Memorandum, each Venturer agrees to contribute to the capital of the Joint Venture the amount shown in his or her Application Agreement.

2.4.5: Minimum Venturers’ Initial Capital. Applications to participate in Units will be accepted by the Managing Venturer, in its sole discretion, during the Capitalization Period and will be segregated until applications for the minimum Venturers’ Initial Capital of $980,000 have been received and accepted. In the event applications for the minimum Venturers’ Initial Capital of $980,000 have not been received and accepted prior to the close of the Capitalization Period, all funds received by the Managing Venturer will be returned in full without interest.

2.4.6: Contributions to Capital by Managing Venturer. Upon the admission of all Venturers, the Managing Venturer shall contribute to the Venturer’s capital an amount in cash equal to 1% of the total Joint Venture initial capitalization.

2.5: Registration. Upon the admission of a person as a Venturer, such person shall be registered on the records of the Joint Venture as a Venturer and a Holder of Record, together with his or her address and the Unit(s) representing his or her aggregate contribution to Joint Venture capital. Upon the assignment of a Unit pursuant to the terms of Article VI hereof, the assignee of such Unit shall be registered on the records of the Joint Venture as a Holder of Record, together with his or her address and the Unit(s) representing his or her or his or her transferor’s aggregate contribution to Joint Venture capital.

2.6: Rights of Holders of Record. A Holder of Record shall be entitled to all distributions and all allocations of Net Cash Flow, Net Proceeds, Amount Realized and Federal Income Tax Items with respect to Unit(s) registered in his or her name in the manner specified in Section 8.6 until his or her rights in such Unit(s) have been transferred and the Managing Venturer has been notified as required herein. The payment to the Holder of Record of any allocation or distribution with respect to such Unit(s) shall be sufficient to discharge the Joint Venture’s obligation in respect thereto.

2.7: Initial Capital Contributions. The Joint Venture shall have as its initial capitalization an amount equal to the Venturers’ Initial Capital plus the Managing Venturer’s initial capital contribution (which shall equal 1% of the total Joint Venture initial capitalization), plus interest earned on funds pending completion of the initial capitalization. Failure by a Venturer to pay all of his or her agreed participation amount as reflected in the Application Agreement shall result in the forfeiture of such Venturer’s interest in the Venture, without refund of amounts previously paid.

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2.8: Initial Operations Assessments. If the Managing Venturer determines that the Joint Venture requires additional capital for the purpose of funding an aspect of Initial Operations on the Horizontal Oil Wells requiring costs in excess of the Horizontal Oil Well Commitment (described in the Memorandum), each Venturer shall, within seven business days contribute the additional funds, which, when paid, shall be treated as Capital Contributions to the Joint Venture. Each Venturer shall contribute his pro rata share of the additional capital based on the amount of initial capital contributed.

2.8.1: Amount of Initial Operations Assessment. Initial Operations Assessments may be collected in amounts necessary to conduct the Initial Operations on the Horizontal Oil Well.

2.8.2: Requests in Writing. The request for Initial Operations Assessments shall be in writing and shall set forth the particulars with respect to the estimated costs thereof.

2.8.3: Failure to Contribute Initial Operations Assessments. The failure of a Venturer to contribute his proportionate share of an Initial Operations Assessment within seven business days from delivery of a notice by mail, facsimile or overnight delivery (or within 48 hours if the rig that will effect such operations is on location) shall, in the Managing Venturer’s sole and absolute discretion, (i) if approved by a Vote of the Venturers, be deemed a request that his interest in the Joint Venture be abandoned, and he shall be effectively withdrawn as a participant in the Joint Venture, with no further benefits, rights or obligations with respect to the sharing of income, gains and losses with respect to the Prospect Wells; (ii) the Venture may offset against any distributions to which such Venturer would otherwise be entitled an amount equal to 500% of the amount which such Venturer failed to contribute; or (iii) such Venturer’s interest in the Joint Venture may be reduced to reflect the non-payment. Assessments made in regard to costs incident to actions taken to enhance production or in regard to the installation of pumping equipment, pipelines or gas treatment facilities (among other things) are Special Assessments and not Initial Operations Assessments.

2.8.4: Contribution by Managing Venturer. The Managing Venturer shall have the right to pay the Initial Operations Assessment of any Non-Participating Venturer and succeed to all rights that the Non-Participating Venturer would otherwise abandon by virtue of failing to pay such Initial Operations Assessment. Without limiting the foregoing, if the interest of the Non-Participating Venturer in the Joint Venture is reduced to reflect non-payment of an Initial Operations Assessment, and if the Managing Venturer pays such assessment, the Managing Venturer shall be deemed to have acquired Units having an additional interest in the Venture equal to the percentage that the Non-Participating Venturer’s interest was reduced.

2.8.5: Contribution by Other Venturers. If the Managing Venturer declines or is unable to pay all or any part of the Initial Operations Assessment of a Non-Participating Venturer, the Venturers who have contributed their Initial Operations Assessment may contribute the Completion Assessment of such Non-Participating Venturer pro rata or in such other proportion as may mutually be agreed upon by the Venturers participating in the payment of the Initial Operations Assessment of such Non-Participating Venturer, and succeed to all rights that the Non-Participating Venturer would otherwise abandon by virtue of failing to pay such Initial Operations Assessment. Without limiting the foregoing, if the interest of the Non-Participating Venturer in the Joint Venture is reduced to reflect non-payment of an Initial Operations Assessment, and Venturers pay such assessment, such Venturers shall be deemed to have acquired Units having an additional interest in the Venture equal to the percentage that the Non-Participating Venturer’s interest was reduced. The Venturers that pay all or a part of such Initial Operations Assessment shall succeed to rights of the Non-Participating Venturer in such Units in the proportion in which they have paid the Initial Operations Assessment of such Non-Participating Venturer.

2.8.6: Sale of Additional Units Representing Non-Participating Venturer Interest. If all Initial Operations Assessments are not paid by the Managing Venturer or the Venturers, the Venturers shall be conclusively deemed to have consented to the sale by the Joint Venture of additional Unit(s) or part(s) thereof having an additional interest in the Venture equal to the percentage that the Non-Participating Venturer’s interest was reduced, and the admission of, persons as Venturers as may be necessary to provide the capital required by the Joint Venture to fund the activity for which the Initial Operations Assessment was called.

2.8.7: Other Sources of Funds. The Managing Venturer shall have the right but not the obligation to secure the necessary funds from other sources including loans (subject to approval by a Vote of the Venturers) and if such funds are not obtainable, the Joint Venture may abandon the Initial Operations to which such Initial Operations Assessment relates.

2.9: Additional Assessments.

2.9.1: Assessment by Joint Venture. The Joint Venture may request Additional Assessments if it determines that Subsequent Operations are desirable in order to more fully develop the Prospect Well. A Venturer Votes for the Subsequent Operation by contributing his or her assessment. The Managing Venturer's participation in Additional Assessments will be 1% of the total Additional Assessments received.

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2.9.2: Failure to Contribute Assessments. A Venturer shall initially have no obligation to pay any of the requested Additional Assessments. If a Venturer fails to contribute his or her entire proportionate share of an Additional Assessment called for by the Joint Venture with respect to any particular Subsequent Operation, within the time specified in any request therefor, such Venturer shall be deemed a Non-Participating Venturer with respect to such Subsequent Operation. In the event a Venturer agrees to contribute, or contributes his or her proportionate share of an Additional Assessment for Subsequent Operations conducted on a Prospect Well subsequent to completion thereof (thereby becoming a Participating Venturer) but fails to contribute the entire estimated costs of the Subsequent Operation which may be called for in a subsequent notice (to be used for continued efforts relating to such Subsequent Operation), such non-contributing Venturer shall, in the discretion of the Managing Venturer, be subject to a penalty of 500% of the amount remaining unpaid, and in such event he or she shall be treated as a Non-Participating Venturer.

2.9.3: Notice of Assessment. With respect to each Subsequent Operation, the Managing Venturer will give notice, in writing, to each Venturer stating the nature and purpose of the proposed expenditure, and will attach an estimate of the complete cost of such Subsequent Operation and such Venturer’s proportionate share of the total Additional Assessment. The Managing Venturer may request payment in full of such amount or payment of any portion thereof. The estimate shall not constitute a limit as to the total Additional Assessments with respect to such Subsequent Operation.

2.9.4: Election to Participate by Venturers. Venturers become Participating Venturers with respect to any particular Subsequent Operation (and Vote for an Other Subsequent Operation) for which the notice was sent by sending to the Managing Venturer, within seven business days (or such other period of time not less than seven business days as the Managing Venturer may specify) (48 hours if the rig is on location) after the mailing of such notice, payment in the amount of such Participating Venturer’s proportionate share of the expenditure estimated by the Managing Venturer to be necessary to finance the Subsequent Operation. Any Venturer shall be a Non-Participating Venturer if his or her payment is either:

(a) postmarked later than seven business days (or such other period of time not less than seven business days as the Managing Venturer may specify) (48 hours if the rig is on location) after the mailing of the notice of such Subsequent Operation; or

(b) received by the Managing Venturer later than 20 days after the date of such notice.

Furthermore, the check in payment of the Additional Assessment must “clear” the bank on which it is drawn on the first attempt to present such check for payment. Failure of the check to “clear” or “be honored by” the bank on which it is drawn will result in the maker of such check being deemed a Non-Participating Venturer.

2.9.5: [Reserved.]

2.9.6: Funds to Replace Those of Non-Participating Venturers. If less than 100% of the Venturers pay the Additional Assessments for Subsequent Operations, the Managing Venturer shall have the option, in the exercise of its sole and absolute discretion and subject to the provisions of Section 2.9.4 hereof, to:

(a) Pay the Non-Participating Venturer(s)’ unpaid portion of such Additional Assessment and be entitled to receive the Non-Participating Venturer(s)’ allocable shares of Net Cash Flow, Net Proceeds, Federal Income Tax Items and Amount Realized attributable to such Subsequent Operations pursuant to Section 8.3.2 below;

(b) Allow any or all Participating Venturers to pay the Non-Participating Venturer(s)’ unpaid portion of such Additional Assessment and therefore be entitled to receive the Non-Participating Venturer(s)’ allocable shares of Net Cash Flow, Net Proceeds, Amount Realized and Federal Income Tax Items attributable to such Subsequent Operations pursuant to Section 8.3.2 below;

(c) Offer Units of the Subsequent Operation to persons (other than the Venturers), who shall, upon payment of such assessment, be deemed to be additional Venturers and Participating Venturers with respect to such Subsequent Operations; or

(d) Abandon the Subsequent Operation for which such Additional Assessment was requested, refund the Additional Assessment proceeds previously paid by the Venturers and sell or Farmout the Prospect or portions thereof upon approval of the Venturers as provided herein.

2.10: Return of Capital. No Venturer has the right to require the return of all or any part of his or her capital contribution(s) or a distribution of any property from the Joint Venture prior to its termination and dissolution as provided herein.

2.11: Interest on Capital. No interest shall be payable on any capital contributions made to the Joint Venture or on any Capital Account.

2.12: Capital Account. An individual Capital Account shall be maintained for each of the Venturers as provided herein.

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2.13: Liability for Continuing Obligations. As joint venturers, each Venturer has all of the rights, obligations, and liabilities under the TBOC, including joint and several liability for all of the debts, obligations, acts, omissions, risks and liabilities of the Joint Venture. Certain assessments, subject to appropriate Vote, may be made to meet Joint Venture obligations, as herein described. Upon the death, disability or other change in circumstances of a Venturer prior to completion of such Venturer’s obligations to complete certain payments pursuant to this Section, such Venturer’s estate, legal representative or successor shall have the status of the Venturer and of such Venturer’s rights and responsibilities.

ARTICLE III

MANAGING VENTURER

3.1: Rights and Duties. The Joint Venture and all of its affairs, property, business, and Operations shall be managed and controlled collectively by the Venturers. The Venturers expressly delegate management of the day-to-day Operations of the Joint Venture to the Managing Venturer.

3.2: Reimbursement and Compensation to the Managing Venturer. The Managing Venturer shall receive as compensation for its services as Managing Venturer the following amounts:

3.2.1: Monthly Reimbursement to Managing Venturer. The Managing Venturer shall receive, on a monthly basis, a reimbursement from the Joint Venture for its General and Administrative Expenses (as defined in the Memorandum) allocable to the Joint Venture, in the amount of $250 per well in which the Joint Venture owns an interest, directly or indirectly.

3.2.2: Management Fee. In consideration of the supervision and management of the affairs of the Joint Venture during the drilling, testing and, if advisable, the Completion period of Initial Operations, the excess, if any, of the Partial Turnkey Price over the costs of the services to be provided thereunder, taking into account the agreements entered into by and between Mieka and the Operators, should be considered a management fee paid to the Managing Venturer.

3.2.3: Participation in Revenues. The Managing Venturer will be entitled to receive the allocations of Net Cash Flow and Net Proceeds as set forth in Section 8.3.

3.3: Interest of the Managing Venturer in Certain Transactions. The Managing Venturer shall not be deemed to have received commissions, fees or other compensation paid to any firm, proprietorship, partnership or corporation that is an Affiliate, or in which the Managing Venturer, or any partner, officer, director or employee thereof or any member of any such person’s respective immediate family, owns a beneficial interest. Nothing contained in this Agreement shall be deemed to:

(a) Restrict the right of the Managing Venturer or any Affiliate to be reimbursed for sums actually expended in conducting the business of the Joint Venture;

(b) Restrict the right of the Managing Venturer or any Affiliate to receive the income or distributions to which they would otherwise be entitled as the Managing Venturer or a Venturer under the terms of this Agreement; or

(c) Prevent or restrict the Managing Venturer or any Affiliate from obtaining or sharing in all or any part of any commissions or other sums payable in connection with any property purchased or sold by the Joint Venture.

ARTICLE IV

MANAGEMENT AND OPERATION

4.1: Management. The Joint Venture and all of its affairs, property, business, and Operations shall be managed and controlled collectively by all the Venturers; provided, however, that the Venturers expressly delegate management of the day-to-day Operations of the Joint Venture to the Managing Venturer. With respect to the purposes for which this Joint Venture is organized and without limiting the generality of its powers, and the definition of Operations hereunder, the Managing Venturer, unless expressly provided otherwise or subject to a Vote of the Venturers, is hereby vested with the full and plenary power to:

(a) Investigate, evaluate and, subject to an affirmative Vote of the Venturers, acquire on behalf of the Joint Venture oil, gas and mineral properties or other interests or investment opportunities, upon such terms as it deems advisable;

(b) Interview, and subject to an affirmative Vote of the Venturers, retain or act as operator and to cause such operator to drill, complete, equip, test, rework, operate, and if necessary, plug and abandon wells of the Joint Venture;

(c) Conduct seismographic surveys and other geological operations and services;

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(d) Execute and deliver any and all contracts and agreements approved by the Joint Venture, including purchase, joint venture, Farmout and operating agreements and turnkey contracts, binding the Joint Venture in furtherance of the business purposes of the Joint Venture;

(e) Execute and deliver, and receive or pay the consideration for, all deeds and assignments of properties or other interests transferred or acquired by the Joint Venture;

(f) Make all elections or decisions, and bind the Joint Venture thereby, that may be necessary or permissible in connection with any purchase, joint venture or Farmout agreement or other type of contract under which an interest in properties is to be acquired, operated, sold or assigned (subject to Venturers’ approval) by the Joint Venture;

(g) Maintain leases in force and effect (including paying delay rentals);

(h) Execute and deliver all checks, drafts, or other orders for payment of funds belonging to the Joint Venture;

(i) Execute and deliver division orders, transfer orders, pooling orders, and assignments;

(j) Investigate and, subject to an affirmative Vote of the Venturers, enter into and bind the Joint Venture in the execution of dry hole letters, bottom hole and acreage contribution agreements, and Farmouts, whether such agreements cover the assignment or transfer of properties or funds to or from the Joint Venture;

(k) Execute operating agreements whether or not the Joint Venture or the Managing Venturer may be designated as operator thereunder;

(l) Execute powers of attorney, consents, waivers and other documents that may be necessary before any court, administrative board or agency of any governmental authority, affecting the properties owned by the Joint Venture;

(m) Take and hold title to property, execute evidences of indebtedness or other obligations or instruments in its name or the name of a nominee all on behalf of the Joint Venture and with or without disclosing the true owner or party in interest thereto. The Joint Venture shall be solely entitled to all rights, titles and interests held by the Managing Venturer or nominee on behalf of the Joint Venture and solely liable for all expenses, costs and other obligations incurred in connection therewith. All such instruments so executed may be transferred into the name of the Joint Venture by assignment or otherwise or held in the name of the Managing Venturer or nominee as the Managing Venturer may determine; provided, always, that the Managing Venturer shall keep as part of the books and records of the Joint Venture and properly account on its books for each such contract, deed, note or other instrument indicating the nominal parties thereto, date thereof and general description of such document; and

(n) In general, execute all instruments of any kind or character that may be necessary or appropriate in connection with the business of the Joint Venture. In addition, while the Venture has, based on currently available geological and geophysical information, selected an oil and gas leasehold interest for exploration and development, prior to the commencement of drilling activities, the Managing Venturer may review additional geological and geophysical data from other potential acreage and determine, subject to a contrary Vote, to explore and develop such other acreage in substitution for the drilling site described in supporting documents to the Memorandum. In the event that the Managing Venturer selects an alternative drilling site, Venturers will be appropriately notified, and the site will be located within the acreage designated on the geological map appended to the Memorandum, and the Managing Venturer believes that the geological considerations will be substantially the same (or more favorable) than the drilling site previously selected.

4.2: Third Parties. No person dealing with the Managing Venturer shall be required to determine its authority to make any undertaking or to execute any instrument on behalf of the Joint Venture, nor to determine any fact or circumstance bearing upon the existence of such authority, and all such instruments or undertakings shall contain such provisions as the Managing Venturer deems expedient.

4.3: Obligations of the Managing Venturer as Joint Venture Manager. The Managing Venturer shall manage the Joint Venture affairs in a prudent and businesslike manner, and in accordance with good practices in the industry. The Managing Venturer at all times shall act in the best interests of the Joint Venture in fulfillment of the purposes herein expressed and shall in all instances notify the Venturers of any transaction entered into between the Joint Venture and Mieka or any Affiliate.

4.4: Insurance Coverage. In order to protect Joint Venture assets, the Managing Venturer may procure or cause to be procured and maintain or cause to be maintained in force, or contract with others to obtain and maintain in force, such insurance as in its best judgment it deems prudent to serve as protection against liability for loss and damage that may be occasioned by the activities of the Joint Venture. The cost of obtaining such insurance shall be charged to and borne by the Joint Venture. The Managing Venturer shall not be liable to any Venturer for any loss that may be sustained by the Joint Venture because the Managing Venturer did not acquire or cause to be acquired any particular type of insurance.

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4.5: Expenses. The Managing Venturer may charge to the Joint Venture and be reimbursed or pay out of Joint Venture funds, as and when available, all reasonable expenses incurred by the Managing Venturer in the operation of the Joint Venture including but not limited to expenses, charges and fees relating to:

(a) the acquisition, preservation, protection or perfection of title to the Joint Venture’s property, including insurance thereon,

(b) the maintenance, operation or reworking of any Joint Venture property,

(c) travel expenses, professional fees, attorneys’ fees and court costs,

(d) taxes on real or personal property owned by the Joint Venture,

(e) interest on any loan to the Joint Venture,

(f) normal closing costs (in the event of a sale or transfer of all or any part of the Joint Venture’s property),

(g) expenses incurred in connection with the negotiation for, or consummation of financing or renewing, rearranging or refinancing any indebtedness on the Joint Venture’s property,

(h) Operating Expenses (as defined in the Memorandum), and

(i) General and Administrative Expenses (as defined in the Memorandum).

4.6: Interpretation. If any provision of this Agreement is unclear or ambiguous in the opinion of the Managing Venturer, the Managing Venturer, in its sole and absolute discretion, shall have the right and power to interpret such provision in accordance with the purposes, and in the best interests of the Joint Venture and all the Venturers; provided that the Managing Venturer may not interpret the provisions of Section 3.2 and Articles VIII and IX hereof so as to increase its compensation as set forth herein.

4.7: Reliance Upon Experts. The Managing Venturer may employ or retain such counsel, accountants, engineers, geologists, landmen, appraisers or other experts or advisors as it may reasonably deem appropriate for the purpose of discharging its duties hereunder, and shall be entitled to pay the fees of any such persons from the funds of the Joint Venture. The Managing Venturer may act and shall be protected in acting in good faith on the opinion or advice of, or information obtained from any such counsel, accountant, engineer, geologist, appraiser or other expert or advisor, whether retained or employed by the Joint Venture, the Managing Venturer, or otherwise, in relation to any matter connected with the administration or operation of the business and affairs of the Joint Venture.

4.8: Limitations on Venturers’ Acts.

4.8.1: Prohibited Acts. The Venturers, including the Managing Venturer, are expressly prohibited from entering into any contract or other transaction that would:

(a) Result in possession of Joint Venture property or assignment of any rights in specific Joint Venture property, other than for a Joint Venture purpose; or

(b) Authorize the lending of Joint Venture funds to any partnership or joint venture in which the Managing Venturer or an Affiliate is a general partner or managing venturer.

4.8.2: Acts Requiring Unanimous Approval. Except by the unanimous Vote of the Venturers, including the Managing Venturer, no Venturer has authority to:

(a) Assign the Joint Venture property in trust for creditors or on the assignee’s promise to pay the debts of the Joint Venture;

(b) Dispose of the good will of the business;

(c) Do any other act which would make it impossible to carry on the ordinary business of the Joint Venture;

(d) Confess a judgment;

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(e) Contravene this Agreement; or

(f) Submit a Joint Venture claim or liability to arbitration or reference.

4.9: Other Permissible Activities. No Venturer is prevented hereby from engaging in other activities for profit, whether in the oil and gas business or otherwise. The Venturers, including the Managing Venturer and its Affiliates have and in the future may engage in other businesses including the organization and management of additional partnerships, limited partnerships, joint ventures, or corporations for the exploration of oil and gas and must necessarily divide their time between the business of the Joint Venture and their other activities. The Venturers, including the Managing Venturer and its Affiliates are hereby authorized, during the life of the Joint Venture, to acquire oil or gas interests or properties and not offer the same to the Joint Venture. Further, nothing herein shall prevent another partnership organized by the Managing Venturer or any Affiliate from acquiring a prospect that is in the same geographical reservoir as any Prospect owned by this Joint Venture.

4.10: Purchase of Oil and Gas Equipment from the Managing Venturer and Affiliates. The Joint Venture may purchase or acquire equipment necessary in the drilling, Completion, reworking and Operation of Joint Venture wells from the Managing Venturer, or an Affiliate, and such equipment may be new or used.

4.11: Meetings. The Venturers may develop such rules and procedures they deem necessary, desirable or convenient to provide for meetings of Venturers to Vote, or to obtain the written Vote or consent of Venturers as to matters on which a Vote of the Venturers is sought. Such rules and procedures shall be in writing and shall provide for call and notice of meeting and quorum requirements (which shall be based on interests in the Joint Venture and shall require that holders of not less than 50% in interests (not in numbers) in the Joint Venture be present in person or by proxy). A copy of such rules and procedures shall be available for inspection by any Venturer at the principal place of business of the Joint Venture.

4.12: “Tax Matters Partner.” The Managing Venturer shall be the “tax matters partner” for purposes of partnership and joint venture proceedings as described in Subtitle F, Chapter 63, Subchapter C, of the Code.

ARTICLE V

RIGHTS AND OBLIGATIONS OF VENTURERS; AMENDMENTS

5.1: Venturers’ Delegation of Powers. At no time during the term of the Joint Venture shall a Venturer, other than the Managing Venturer, have the power to act on behalf of, sign for or bind the Joint Venture with respect to Operations of the Joint Venture.

5.1.1: Indemnity by Venturer. Each Venturer shall indemnify, defend, and hold harmless the Joint Venture and all other Venturers (including any person who is or was the Managing Venturer), their officers, directors, agents and attorneys, from and against any loss, claim, cause of action, item of damage, expense, and cost (including attorneys’ fees and court costs), but only to the extent of his or her total capital contributions to the Venture, arising directly or indirectly out of:

(a) Any act of such Venturer that is inconsistent with the rights and authority delegated to the Managing Venturer; and

(b) Any misrepresentation made by a Venturer in the Application Agreement or elsewhere, any breach by a Venturer of any of his or her warranties, and any failure by him or her to fulfill any of his or her covenants or agreements set forth herein or elsewhere.

5.1.2: Indemnity by Managing Venturer. The Managing Venturer shall indemnify, defend, and hold harmless the Joint Venture and all Venturers, their officers, directors, agents and attorneys, from and against any loss, claim, cause of action, item of damage, expense, and cost (including attorneys’ fees and court costs) arising directly or indirectly out of:

(a) Any willful or grossly negligent act of the Managing Venturer that is inconsistent with the rights and authority delegated to the Managing Venturer; and

(b) Any willful or grossly negligent misrepresentation made by the Managing Venturer, and any willful or grossly negligent failure by it to fulfill any of its covenants or agreements set forth herein or elsewhere.

5.1.3: Breach. Any action of a Venturer that is inconsistent with Section 5.1 hereof, shall:

(a) Constitute a breach of this Agreement on the part of the Venturer so acting;

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(b) Render such Venturer subject to claims for damages asserted by the Joint Venture or the Venturers, as the case may be, to all rights of indemnification in favor of the Joint Venture and all of the Venturers as set forth in this Agreement; and

(c) Constitute grounds for the expulsion of such Venturer from the Joint Venture, in the discretion of the Managing Venturer or based upon a Vote.

5.2: Rights of Venturers. A Venturer shall have all the rights and obligations granted to a general partner and joint venturer under the TBOC, subject to the terms and provisions in this Agreement, except those matters set forth in Section 152.002 of the TBOC.

5.3: Proposal of Amendments. Amendments to this Agreement may be proposed by either the Managing Venturer or, subject to Section 4.11 hereof, by Venturers owning not less than 6% of all Units outstanding. Proposed amendments, subject to the conditions set forth in Section 5.5 hereof, may concern any Article of this Agreement.

5.4: Procedure to be Followed. Following any proposal of an amendment pursuant to Section 5.3 hereof, the Managing Venturer shall, within 15 days after receipt thereof, submit to all Venturers a verbatim statement of the proposed amendment. All proposed amendments, whether proposed by the Managing Venturer or by Venturers owning not less than 6% of the Units, shall be submitted to the Venturers for a Vote, within 30 days after the date of mailing of such notice. For purposes of obtaining a written Vote, the Managing Venturer may require response within a specified time. Any Venturer failing to notify the Managing Venturer of his or her support for or opposition to the amendment within the specified time shall be conclusively deemed to have opposed the amendment.

5.5: Amendments Not Allowable. No amendment shall change the contributions of the Venturers required herein or retroactively adversely affect the rights and interests of any Venturer, including the Managing Venturer, including any change in the allocations set forth in Articles VIII and IX hereof without affirmative written consent.

5.6: Meetings of Venturers. Subject to the requirements of Section 4.11 hereof, meetings of the Venturers may be called by the Managing Venturer and shall be called by it upon the written request of Venturers holding 6% or more of the Units. The call will state the nature of the business to be transacted, and no other business will be considered. Venturers may Vote in person or by proxy at any such meeting.

5.7: Removal of Managing Venturer. Subject to the requirements of Section 4.11 hereof, a Vote of 60% in interest of the Venturers shall have the right to remove the Managing Venturer and substitute a new managing venturer to carry on the day-to-day Operations of the Joint Venture. The removal of the Managing Venturer shall not be retroactively effective.

5.8: Rights of the Managing Venturer Upon Removal. In the event the Managing Venturer is removed in accordance with Section 5.7 hereof, or the Managing Venturer withdraws or ceases to be a Venturer by operation of law, or otherwise, the removed Managing Venturer shall select an independent engineering firm to value the removed Managing Venturer’s interest in the Joint Venture at its then present fair market value. In determining the fair market value of the Managing Venturer’s interest, the independent engineer will take into account appropriate discount factors in light of the risk of recovery of oil and gas reserves. The incoming managing venturer or the Joint Venture may purchase for cash all or a portion of the interest of the removed Managing Venturer for the value determined by the independent engineering appraisal if the removed Managing Venturer chooses to sell. The interest of the removed Managing Venturer not purchased by the incoming Managing Venturer or the Joint Venture shall be assigned to the removed Managing Venturer by the Joint Venture and the removed Managing Venturer shall thereafter have no further interest in the Joint Venture, except as to the interest so assigned to it. Further, upon removal or withdrawal, the Managing Venturer shall be released and indemnified from all liabilities arising after the Managing Venturer ceases to be Managing Venturer.

ARTICLE VI

TRANSFER AND ASSIGNMENT OF UNITS

6.1: By Managing Venturer. The Managing Venturer may transfer its managing venturer’s interest to an Affiliate without the consent of the Venturers and such Affiliate shall become the new managing venturer of the Venture, subject however to the right of the Venturers under Section 5.7 to Vote to remove such new managing venturer. The Managing Venturer and any Affiliate, without the consent of the Venturers, also may at any time sell, transfer or assign any Unit(s) then held by them as a Venturer, subject to this Article VI. Purchasers of Units from the Managing Venturer or such Affiliates shall be admitted as Substitute Venturers.

6.2: By Venturers. No Venturer (except a Venturer who sells his or her Units to the Managing Venturer or its Affiliates) may sell or transfer all or any part of his or her Unit(s) until he or she shall first comply with the provisions of this Section; provided, however, that any sale, assignment or other transfer to Venturer’s parents, spouse, siblings or children (either natural or adoptive) or to any trust of which the primary beneficiaries are the Venturer, his or her parents, spouse, siblings or children shall not be subject to the restrictions on transfer set forth in Sections 6.2.1 and 6.2.2, and, provided further, that the Managing Venturer provides written consent for such transfer, in its discretion, which shall not be unreasonably withheld.

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6.2.1: Notice Required. Such selling Venturer shall deliver to the Managing Venturer a written notice (the “Notice”) in which he or she shall:

(a) state his or her intention to sell or dispose of his or her Unit(s) or a part thereof;

(b) state the price and terms of the best bona fide offer he or she has received for the purchase of such Unit(s) and the name and address of the offeror(s) making such offer; and

(c) offer to sell such Unit(s) to the Managing Venturer on the same terms and conditions at any time within 20 days after the delivery of such written notice.

6.2.2: Option. At any time during the 20 day period after the delivery of the Notice, the Managing Venturer shall have the right and option to purchase the Unit(s) so offered by the selling Venturer, and if the Managing Venturer shall decline such purchase, then the remaining Venturers shall have such option for an additional 20 days, on the terms and for the price set forth in the Notice. If the option is not exercised by the Managing Venturer or the remaining Venturers, the selling Venturer may within 30 days, subject to the other provisions of this Agreement, sell the Unit(s) designated in the Notice but only in accordance with the terms stated in the Notice. If the sale is not completed within such 30 day period, the Notice shall be deemed to have expired and a new Notice and option shall be required before any sale or disposition is made of the Units of the selling Venturer.

6.2.3: Transfer Conditions. No transfer pursuant to this section may occur unless:

(a) the purchaser or transferee of such Unit(s) is a qualified purchaser or transferee and is approved as such by a Vote of the Venturers and in accordance with the suitability standards originally applied by the Managing Venturer to initial Venturers;

(b) the sale, transfer, assignment, and conveyance is expressly made subject to the provisions of this Agreement;

(c) the purchaser or transferee assumes all of the obligations of the transferring Venturer under this Agreement (including the execution of a power of attorney to the Managing Venturer); and

(d) the transferring Venturer or purchaser delivers to the Managing Venturer the opinion referred to in Section 6.7.

6.2.4: Assignment of Venturer’s Interest. Unless a Venturer is admitted as an additional Venturer, a conveyance by a Venturer of his or her interest in the Joint Venture does not of itself require winding up of the Joint Venture, nor, as against the other Venturers, entitle the assignee, during the continuance of the Joint Venture, to interfere in the management or administration of the Joint Venture business or affairs. Such Conveyance merely entitles the assignee to receive in accordance with his or her contract the profits to which the assigning Venturer would otherwise be entitled and, for any proper purpose, to require reasonable information or account of Joint Venture transactions and to make reasonable inspection of the Joint Venture books.

6.2.5: Expenses. The Joint Venture may charge and receive from the selling Venturer an amount not exceeding $500 plus its actual costs and expenses of third parties, including attorneys’ and accountants’ fees, in effecting the transfer and registration on its books of such Unit(s) thus sold.

6.2.6: Exercise and Procedures. All rights and options provided in this Article VI may be exercised by the Managing Venturer and Venturers entitled and electing to exercise such options in proportion to their interests in the Joint Venture or as they may mutually agree. The Venturers by Vote may promulgate such rules as they may deem appropriate and desirable to enforce the limitations on transfer of Units as set forth in this Article VI, establishing such policies, methods and procedures for effecting and evidencing such transfers as are in accordance with the provisions hereof and as may seem necessary, reasonable or convenient.

6.3: Notice of Assignment. Notwithstanding anything in the joint venture or partnership laws of the State of Texas to the contrary, no transfer of any Unit(s), although otherwise valid under this Agreement and the TBOC, shall be recognized by the Joint Venture until the transferor has given written notice thereof as provided herein and the transferee has become a Holder of Record.

6.4: Bankruptcy, Death, Incapacity or Forfeiture.

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6.4.1: Continuation Agreement; Waiver of Liquidation Rights. Upon the bankruptcy, insolvency, death, or legal incapacity of a Venturer or the abandonment of Units by a Venturer (or, in the case of a Venturer that is a partnership, joint venture, association, corporation or trust, its insolvency, dissolution or bankruptcy), or upon the occurrence of any other event that would otherwise give rise to the winding up of the Joint Venture, the Joint Venture shall not be wound up or terminated. Instead, in consideration of their mutual covenants, all of the Venturers specifically agree that in the event of the death, bankruptcy, insolvency, incapacity, or dissolution of any Venturer, or upon the occurrence of any other event that would otherwise give rise to the winding up of the Joint Venture, the Venturers, by executing this Agreement, hereby Vote in advance that the Joint Venture shall be continued; provided, however, that the Venturers by unanimous Vote may rescind such Vote for continuation within 30 days after the event causing the winding up. Upon continuation, the business affairs of the Joint Venture shall continue and not be liquidated, and each Venturer hereby specifically waives his or her liquidation rights in such an event. Liquidation of the Joint Venture shall be caused or obtained only in the manner set forth in Section 9.1 hereof. The continued joint venture shall assume all liabilities of the dissolved Joint Venture.

6.4.2: Status of Successor In Interest. Except as otherwise provided in the TBOC, no assignee, transferee or successor in interest of a Venturer shall be deemed a Substitute Venturer or entitled to exercise any rights, powers or benefits of a Venturer other than the right to distribution and allocation of Net Cash Flow, Net Proceeds, Amount Realized and Federal Income Tax Items unless such assignee, transferee or successor in interest has been approved and accepted by the Venturers in accordance with this Article VI. Such successor in interest may transfer the Unit(s) of such Venturer only pursuant to the provisions of this Article VI.

6.5: Divorce. Upon the divorce of any Venturer, all of the interest in the Joint Venture of such divorced Venturer shall be determined in accordance with the TBOC.

6.6: Consent of Venturers. No assignee or transferee shall be deemed to be a Substitute Venturer or entitled to exercise or receive any rights, powers or benefits of a Venturer unless such assignee has been approved and accepted by the Venturers in accordance with Section 6.2.2(a), (b), (c) and (d).

6.7: Opinion Letter. Notwithstanding anything herein to the contrary, no Venturer may sell, transfer, assign, or gift any interest in the Joint Venture without first presenting to the Managing Venturer a written opinion of counsel (in form and substance acceptable to the Managing Venturer) to the effect that such sale, transfer, assignment or conveyance will not result in a termination of the Joint Venture within the meaning of Code section 708(b) or otherwise result in a violation of applicable law.

6.8: Subdivided Units Prohibited. Notwithstanding anything herein to the contrary, no Venturer other than the Managing Venturer shall be permitted to further subdivide any portion of a Unit for the purpose of a sale, transfer, assignment, conveyance, gift, donation or bequest.

ARTICLE VII

ACCOUNTING, RECORDS AND REPORTS

7.1: Books, Records and Reports. The Joint Venture shall maintain at the principal office of the Joint Venture or at such other place as it may determine:

(a) the books and records of the Joint Venture; and

(b) an executed counterpart of this Agreement and all amendments thereto.

Such information, as is available pursuant to applicable Texas law, shall be open to reasonable inspection and examination by any of the Venturers, assignees, their agents, accountants, attorneys and other duly authorized representatives during regular business hours upon not less than 48 hours prior written request. The Managing Venturer may condition the disclosure of Venture books, records and reports upon a showing of a proper purpose and under such measures that the Managing Venturer reasonably believes are sufficient to maintain the confidential and proprietary nature of the information contained in such documents.

7.2: Accounting Method. The books and records of the Joint Venture shall be kept in accordance with the terms of this Agreement applied in a consistent manner and may be kept on the cash basis if such method of accounting is permissible and the Managing Venturer deems it in the best interest of the Venture. The accounting year of the Joint Venture shall be the calendar year.

7.3: Financial Statements and Tax Returns. At the expense of the Joint Venture, the Managing Venturer shall engage a certified public accountant to prepare the Joint Venture’s annual income tax return, the return required by Code section 6050K relating to sales and exchanges of interests in the Joint Venture, and annual financial statements, which shall include:

(a) a balance sheet as of the last day of the accounting year;

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(b) a statement of income or loss for the full year;

(c) a statement of changes in financial position;

(d) a statement of cash flow and distributions for the full year;

(e) a detailed statement of distributions to and changes in the Capital Accounts of all Venturers; and

(f) a detailed statement of assessments and borrowings, if any.

Subject to a Vote to the contrary, such financial statements shall be unaudited. Within a reasonable time after the close of each accounting year, the Managing Venturer shall transmit to each person who was a Venturer (or assignee) during such accounting year, a copy of such financial statements and a report (which may be in the form of Schedule K-1 to IRS Form 1065) indicating such persons’ respective share of Federal Income Tax Items, Amount Realized, tax preference items and investment credits, if any, for such year.

7.4: Reports. In addition to the financial information set forth in this Article VII, the Managing Venturer shall furnish to the Venturers annually the following reports dealing with Joint Venture Operations:

7.4.1: Prospect Status Reports. The Managing Venturer shall furnish reports in the form of drilling summaries indicating the status of each Joint Venture well and a description of the Prospect Wells and costs incurred on such Prospect Wells to date.

7.4.2: Related Party Transactions. A detailed statement of any transactions by the Joint Venture with the Managing Venturer or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Managing Venturer or its Affiliates for the period completed.

7.5: Banks. All funds of the Joint Venture shall be deposited in a separate bank account or accounts in the name of the Joint Venture as may be determined from time to time by the Managing Venturer. Withdrawals from such account or accounts shall be made upon checks or other withdrawal orders executed by a duly authorized representative of the Managing Venturer.

7.6: Confidentiality. All information relating to the Joint Venture and the Joint Venturers is intended by all Joint Venturers to be confidential and a trade secret of the Venture. Any disclosure of such information to anyone other than a Venturer or their duly designated representative, or the use of any information regarding the Venture, its business or its Venturers is prohibited; provided, however, that nothing herein shall prevent or restrict the disclosure of any such information for a proper Venture business purpose or as otherwise may be required by law. The Venture and the Venturers acknowledge that any breach of the confidentiality provision herein contained may not provide the non-breaching party with an adequate remedy at law and thus, the Venturers, Venture and the Managing Venture acknowledge and agree to injunctive relief with respect to any such breach.

ARTICLE VIII

ALLOCATIONS

8.1: Allocation of Basis of Depletable Properties.

8.1.1: Initial Operations. For purposes of depletion, the Joint Venture shall allocate to the Managing Venturer and to each Venturer on or before the date of acquisition of each oil and gas property acquired with respect to Initial Operations, a portion of the adjusted basis of such property. Such basis shall be allocated 1% to the Managing Venturer and 99% to the Venturers (and to each Venturer in the proportion that such Venturer’s Units bears to the total Units of all Venturers).

8.1.2: Additional Property Acquired For Subsequent Operation. For purposes of depletion, the Joint Venture shall allocate to the Managing Venturer and to each Participating Venturer in a Subsequent Operation on or before the date of acquisition of any oil and gas property acquired for purposes of undertaking a Subsequent Operation, a portion of the adjusted basis of such property. Such basis shall be allocated 1% to the Managing Venturer and 99% to the Participating Venturers in such Subsequent Operation (and to each such Participating Venturer in the proportion that the interest of such Participating Venturer in such Subsequent Operation bears to the total interests of all such Participating Venturers in such Subsequent Operation).

8.1.3: Allocations to Additional Venturers. On the admission pursuant to Subsection 2.9.6(c) of additional Venturers to participate in a Subsequent Operation to be undertaken on a property the basis of which has previously been allocated pursuant to Subsections 8.1.1 or 8.1.2, the Joint Venture shall reallocate to the Venturers participating in such Subsequent Operation, in the proportion specified in Subsection 8.3.2, the adjusted basis of the portion of the property upon which the Subsequent Operation is to be undertaken.

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8.1.4: Records and Adjustments. Each Venturer is solely responsible for and shall separately keep records of his or her share of the adjusted basis in each oil and gas property of the Joint Venture, adjust such share of the adjusted basis for any depletion taken on such property, and use such adjusted basis each year in computing his or her cost depletion (if applicable) or his or her gain or loss on the disposition of such property by the Joint Venture. A Substitute Venturer shall succeed to the basis allocated to the transferor of his or her Unit(s).

8.2: Allocations with Respect to Oil and Gas Properties for Capital Accounts.

8.2.1: Simulated Depletion. For purposes of maintaining Capital Accounts only, the Joint Venture shall compute a “simulated” depletion allowance. The Joint Venture shall calculate this “simulated” depletion allowance on each property using the method, cost or percentage, that produces the greatest allowance and without regard to limitations to which any individual Venturer may be subject. The Joint Venture shall make its choice between the simulated cost depletion method and the simulated percentage depletion method on a property-by-property basis.

8.2.2: Simulated Adjusted Basis. The Joint Venture shall compute a simulated adjusted basis in each oil or gas property in the same manner as it determines the adjusted tax basis in such properties, except that it shall take into account simulated depletion allowances instead of actual depletion allowances.

8.2.3: Simulated Gain. On the taxable disposition of an oil and gas property by the Joint Venture, the Joint Venture shall compute a simulated gain or loss by subtracting its simulated adjusted basis in such property from the amount realized on the disposition of such property.

8.2.4: Capital Account Adjustments For Simulated Depletion. The Joint Venture shall make downward adjustments to the Capital Accounts of the Venturers for the simulated depletion allowance with respect to each oil and gas property of the Joint Venture, and allocate such adjustments among the Venturers in the same proportion as such Venturers (or their predecessors in interest) were allocated the adjusted tax basis of each such property pursuant to Section 8.1 hereof. The aggregate Capital Account adjustments for simulated percentage depletion allowances with respect to an oil or gas property of the Joint Venture shall not exceed the aggregate adjusted basis allocated to the Venturers with respect to such property pursuant to Section 8.1 hereof.

8.2.5: Capital Account Adjustments For Simulated Gain and Simulated Loss. The Joint Venture shall make upward adjustments to the Capital Accounts of the Venturers by the amount of any simulated gain in proportion to such Venturers’ allocable shares of the portion of the total Amount Realized from the disposition of such property that exceeds the Joint Venture’s simulated adjusted basis in such property as provided in Section 8.5(b) hereof. The Joint Venture shall make downward adjustments to the Capital Accounts of the Venturers by the amount of any simulated loss in proportion to such Venturers’ allocable shares of the total Amount Realized from the disposition of such property that represents recovery of the Joint Venture’s simulated adjusted basis in the property in the manner provided in Section 8.5(a) hereof.

8.3: Allocations of Net Cash Flow, Net Proceeds and Federal Income Tax Items.

8.3.1: Initial Operations. All Net Cash Flow, Net Proceeds and Federal Income Tax Items as they relate to Initial Operations shall be shared by or charged:

(a) 99% to the Venturers, other than the Managing Venturer, except to the extent that the Managing Venturer holds Units; and

(b) 1% to the Managing Venturer.

Each Venturer (or other Holder of Record), other than the Managing Venturer, except to the extent the Managing Venturer holds Units, shall share Net Cash Flow, Net Proceeds and Federal Income Tax Items attributable to Initial Operations and allocated to the Venturers in the proportion that such Venturer’s Units bear to the total Units of all Venturers.

8.3.2: Subsequent Operations. All Net Cash Flow, Net Proceeds and Federal Income Tax Items derived by and attributable to each Subsequent Operation shall be shared by or charged:

(a) 99% to the Participating Venturers, other than the Managing Venturer, except to the extent the Managing Venturer holds Units in such Subsequent Operation; and

(b) 1% to the Managing Venturer.

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Each Participating Venturer, other than the Managing Venturer, except to the extent the Managing Venturer holds Units in such Subsequent Operation, shall share Net Cash Flow, Net Proceeds and Federal Income Tax Items derived from and attributable to such Subsequent Operation in the Proportion that such Participating Venturer’s Additional Assessment Contributions bear to the Additional Assessment Contributions of all such Participating Venturers and in accordance with Article II of this Agreement.

8.4: Recapture. All recapture of previously taken deductions or credits shall be allocated to the Venturers to whom such deductions or credits were allocated and in the same manner.

8.5: Amount Realized. Amount Realized shall be allocated among the Venturers as follows:

(a) to the extent such Amount Realized represents recovery of the simulated adjusted basis in the property, such Amount Realized shall be allocated among the Venturers in the proportion that under Section 8.1 hereof the Venturers were allocated adjusted basis in the property sold; and

(b) any such Amount Realized remaining after the allocation in paragraph (a) above shall be allocated among the Venturers in the manner set forth in Section 8.3 hereof.

8.6: Allocations to Holder of Record. All Federal Income Tax Items, Amount Realized, Net Cash Flow and Net Proceeds allocable to Venturers under the terms of this Agreement shall be allocated to the Holders of Record on the basis of the number of days that such person or entity was a Venturer during the accounting year of the Joint Venture in which such item accrued; provided, that:

(a) Amount Realized, Gain From Capital Transactions and Loss From Capital Transactions recognized as a result of the sale or other disposition of property during the accounting year of such transfer shall be allocated to the Holder of Record on the date of such sale or other disposition; and

(b) To the extent such Amount Realized, Gain From Capital Transactions and Loss From Capital Transactions is recognized by the Joint Venture under the installment method of accounting, such items shall be allocated between the assignee and the assignor so that any gain recognized by the Joint Venture on a particular date is allocated to the Holder of Record on the date of the sale or other disposition giving rise to such gain.

8.7: Distributions. Subject to a Vote to the contrary, the Managing Venturer may at any time or in its sole and absolute discretion, distribute Net Cash Flow and Net Proceeds to the Venturers in the proportion to which they are entitled, as set forth in Section 8.3 hereof.

8.8: Distributions in Kind. In no event shall a Venturer have the right to demand property other than cash with respect to any return of invested capital. During the term of the Joint Venture, the Managing Venturer shall make no distribution of property in any form other than in cash. On liquidation of the Joint Venture, the Managing Venturer may, in its sole and absolute discretion, distribute property other than cash to any or all of the Venturers.

8.9: Tax Elections. The Joint Venture shall exercise its option to deduct Intangible Costs pursuant to Code section 263(c). In addition, the Managing Venturer, in its sole and absolute discretion (subject to a Vote to the contrary), may cause the Joint Venture to make or revoke the election referred to in Code section 754 or any similar provision enacted in lieu thereof, and make or revoke any other election or option that may be available to the Joint Venture under the Code.

8.10: Qualified Income Offset. Notwithstanding any other provision of this Article VIII, if a Venturer unexpectedly receives an allocation, adjustment or distribution described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), that creates a deficit balance in its Capital Account, such Venturer shall be allocated items of Profit or Gain From Capital Transactions of the Joint Venture in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible.

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ARTICLE IX

TERMINATION AND DISSOLUTION

9.1: Causes for Termination and Dissolution. The Joint Venture shall be wound up and terminated on the date set forth in Section 1.6 hereof. Otherwise, the Joint Venture shall be dissolved and terminated prior to such date only upon the happening of the events as specified in the TBOC. Upon the bankruptcy, insolvency, death, or legal incapacity of a Venturer or the abandonment of Units by a Venturer (or, in the case of a Venturer that is a partnership, joint venture, association, corporation or trust, its insolvency, dissolution or bankruptcy), or upon the occurrence of any other event that would otherwise give rise to the winding up of the Joint Venture, the Joint Venture shall be wound up but not terminated. Instead, in consideration of their mutual covenants, all of the Venturers agree and Vote in advance that in the event of the death, bankruptcy, insolvency, incapacity, or dissolution of any Venturer, or upon the occurrence of any other event that would otherwise give rise to the winding up and termination of the Joint Venture, the Joint Venture shall be continued and the business affairs shall continue and not be liquidated, and each Venturer hereby specifically waives his or her liquidation rights in such an event. However, the Venturers may rescind their Vote to continue the Joint Venture by unanimous Vote within 30 days after the event causing the winding up. Termination of the Joint Venture shall be caused or obtained only in the manner set forth in this Article IX. The continued joint venture shall assume all liabilities of the dissolved Joint Venture.

9.2: Liquidation. Upon winding up and termination of the Joint Venture as set forth in Section 9.1 hereof, if the Joint Venture is not continued, the Joint Venture shall engage in no further business other than such business as may be necessary to wind up its affairs and to distribute its assets.

9.3: Liquidator. The Managing Venturer shall serve as Liquidator, unless a substitute is appointed by a Vote of the Venturers.

9.4: Disposition of Assets. On the winding up and termination of the Joint Venture, the Liquidator shall, by the later of the end of the taxable year in which the termination occurs or 90 days after the termination:

9.4.1: Determine Assets and Capital Accounts. Determine the interest of the Joint Venture in each Joint Venture asset and determine the Capital Account of each Venturer;

9.4.2: Pay Debts. Pay all Joint Venture debts, or otherwise make adequate provision therefore;

9.4.3: Adjust Capital Accounts For Depletable Properties. Sell or determine the fair market value of the Joint Venture’s depletable properties using appraisal techniques it deems to be appropriate, taking into account the nature of the property interests held by the Joint Venture. The Joint Venture depletable property (at appraised value) or Net Proceeds from the sale thereof shall be distributed to each Venturer in the manner set forth in Section 8.5 hereof. With respect to depletable property not sold, the Liquidator shall, prior to any distribution of such property, adjust the Capital Accounts of the Venturers to reflect:

(a) the manner in which simulated gain or loss would have been allocated among the Venturers under section 8.2.4 as though all depletable property had been sold for cash; and

(b) any distributions under this Section.

9.4.4: Adjust Capital Accounts For Other Property. Sell or determine the fair market value of the remaining Joint Venture assets using such appraisal techniques it deems to be appropriate, taking into account the nature of the property interests. With respect to any properties not sold, the Liquidator shall, prior to any distribution of such property by the Joint Venture, adjust the Capital Accounts of all Venturers to reflect the manner in which the unrealized Federal Income Tax Items inherent in such assets (that have not been reflected in the Capital Accounts previously) would be allocated among the Venturers, if there was taxable disposition of such assets for their fair market value on the date of distribution.

9.4.5: Final Statement of Account. As promptly as possible after dissolution, the liquidation shall cause a final statement of account to be prepared, which shall show with respect to each Venturer, the status of such Venturer’s Capital Account and the amount, if any, owing to the Joint Venture. Such statement of each Venturer’s Capital Account shall reflect all the allocations provided in Article VIII hereof and the allocations to the Capital Accounts set forth in Sections 9.4.3 and 9.4.4 hereof.

9.4.6: Distribute Assets. Subject to Section 9.4.7 below, the remaining Joint Venture assets (or cash realized from a sale thereof) shall be distributed to the Venturers at their fair market values as determined above, in the following order: to the Venturers (including the Managing Venturer to the extent it holds Units) 99% (and among the Venturers as provided in Section 8.3 hereof) and to the Managing Venturer 1% for its interest as Managing Venturer.

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9.4.7: Withholding to Pay Debts of Venturers. Notwithstanding the foregoing, if any Venturer is indebted to the Joint Venture, then until repayment thereof by him or her, the Liquidator shall retain such Venturer’s distributive share of Joint Venture properties and apply such properties and the income therefrom to the full discharge and payment of such indebtedness and the cost of the operation of such properties during the period of such Liquidation; provided, however, if at the expiration of six months after the final statement of account has been given to such Venturer, such amount has not been paid or otherwise settled in full, the Liquidator may sell the interest of such Venturer at a public or private sale at the best price immediately obtainable, which shall be determined in the sole and absolute judgment of the Liquidator. So much of the proceeds of such sale as shall be necessary shall be applied to the payment of the amount then due under this Section, and the balance of such proceeds, if any, shall be delivered to such Venturer.

9.4.8: Other Requirements of Law. The Liquidator shall comply with any requirements of the TBOC or other applicable law pertaining to the winding up of a partnership at which time the Joint Venture shall stand terminated.

9.5: No Recourse. Upon winding up or termination of the Joint Venture, each Venturer shall look solely to the assets of the Joint Venture for the return of such Venturer’s investment. If the Joint Venture assets remaining after payment and discharge of debts and liabilities of the Joint Venture, including any debts and liabilities owed to any one or more of the Venturers, is not sufficient to satisfy the rights of each Venturer, such Venturer shall have no recourse or further right or claim against the Managing Venturer, any Affiliate, any officer, director, employee, attorney or agent of the Managing Venturer or of any Affiliate, or the remaining Venturers.

9.6: Reserves. In winding up the affairs of the Joint Venture and distributing its assets, the Liquidator shall set up a reserve to meet any contingent or unforeseen liabilities or obligations, and shall deposit funds for such purpose, together with funds held by the Joint Venture for distribution to Venturers which remain unclaimed after a reasonable period of time, with an escrow agent retained for the purpose of disbursing such reserves and funds. At the expiration of such period as the Liquidator deems advisable, the escrow agent shall be authorized and directed to distribute the balance thereafter remaining in the manner provided in Section 9.4 hereof.

9.7: Restoration of Negative Capital Accounts. No Venturer with a deficit in his or her Capital Account shall be obligated to restore the amount of such deficit to the Joint Venture.

ARTICLE X

INDEMNIFICATION

10.1: Indemnification. The Joint Venture shall indemnify, protect, defend and hold harmless any person who is or was (i) a Managing Venturer of the Joint Venture, (ii) a director, officer, agent or attorney of a person who is or was a Managing Venturer, and (iii) while a Venturer of the Joint Venture, serving at the request of the Joint Venture as a partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against Losses (as defined below) incurred by them acting on behalf of the Venture or in furtherance of the objectives of the Venture or arising out of or in connection with the Venture, except to the extent such losses are incurred as a result of the willful misconduct or gross negligence of such Managing Venturer or its directors, officers, agents or attorneys. “Losses” for these purposes means actual losses; liabilities; demands; causes of action; judgments; awards; damages; contribution, fines; fees; penalties; and costs and expenses.

10.2: Successful Defense. The Joint Venture shall indemnify each Venturer against reasonable expenses incurred by him or her in connection with a proceeding in which he or she is a party because he or she is a Venturer if he or she has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

10.3: Scope of Indemnification. A PERSON MAY BE INDEMNIFIED UNDER THIS ARTICLE X IN CONNECTION WITH SUCH PERSON’S NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (SHORT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

10.4: Expenses. “Expenses” as used in this Article X means attorneys’ and experts’ fees and expenses, court and other litigation costs, judgments, penalties (including excise and similar taxes), fines, settlements and other reasonable expenditures actually incurred by the person in connection with the proceeding; provided, however, if the proceeding is brought by or in behalf of the Joint Venture, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding. A determination of reasonableness of expenses shall be made by a Vote.

10.5: Advance Reimbursement. Reasonable expenses incurred by a person described in Section 10.1 who was, is or is threatened to be named a defendant or respondent in a proceeding may be paid or reimbursed by the Joint Venture in advance of the final disposition of the proceeding after (i) the Joint Venture receives a written affirmation by the person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article X, and (ii) a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met the requirements of this Article X.

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10.6: Appearance as Witness or Otherwise. The Joint Venture shall pay or reimburse expenses incurred by a person referred to in Section 10.1 under this Article X in connection with his or her appearance as a witness or other participant in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, at a time when such person is not a named defendant or respondent in the proceeding.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1: Notice. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been duly given and received for all purposes on the date delivered personally to the party or to an officer of the party to whom the same is directed, or when deposited by registered or certified mail, postage and charges prepaid and addressed as follows:

11.1.1: Joint Venture or Managing Venturer. If to the Joint Venture or to the Managing Venturer, then to the address of the principal place of business of the Joint Venture set forth herein or as may be changed from time to time; and

11.1.2: Venturers. If to a Venturer, then to the address of such Venturer as set forth in his or her Execution Page and Power of Attorney attached hereto as Annex “A” executed by such Venturer or other agreement or instrument in which such Venturer has agreed to be bound by the terms and conditions of this Agreement. Any party hereto may change his, her or its address to which notice shall thereafter be given by furnishing written notice to all the Venturers and the Joint Venture in the manner set forth in this Section.

11.2: Integration. This Agreement, together with the Questionnaire and the Application Agreement attached to the Memorandum as Exhibits, respectively, constitute the entire understanding of the parties hereto with respect to the subject matter hereof. No amendment, modification, or alteration of the terms of this Agreement shall be binding unless the same shall be in writing, dated subsequent to the date hereof and duly adopted by the Venturers, as provided herein. In the event that any provision of this Agreement conflicts with any statement made in the Confidential Information Memorandum, or in any Operating Agreement, or in any other document, the provisions of this Agreement shall prevail over such other statement.

11.3: Severability. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement.

11.4: Applicable Law. This Agreement and the application or interpretation hereof shall exclusively be governed by and construed in accordance with the laws of the State of Texas. This Agreement shall be deemed to be performable in and venue shall be mandatory in Dallas County, Texas. The Managing Venturer and each Venturer hereby expressly consents and submits to the jurisdiction of the courts and to venue in Dallas County, Texas. The prevailing party in any judicial proceeding relating to the Venture or this Agreement will be entitled to an award of attorneys’ fees, expert witness fees and all costs of the proceeding, which shall be paid by the non-prevailing party.

11.5: Execution in Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, either by the parties hereto or their duly authorized attorney-in-fact, with the same effect as if all parties had signed the same document, or by the execution of the Power of Attorney and Execution Page in the form attached hereto as Annex “A” and made a part hereof. All counterparts (including such executed Power of Attorney and Execution Pages) shall be construed as and shall constitute one and the same Agreement.

11.6: Descriptive Headings. The captions included herein are for administrative convenience only and shall not be considered in interpreting any of the terms or provisions of this Agreement.

11.7: Gender and Number. Whenever the context shall so require, all words used herein in the male or neuter gender shall be deemed to include the female or neuter gender; all singular words shall include the plural, and all plural shall include the singular, as the context may require.

11.8: Limitation of Damages and Liability. The Managing Venturer and its directors, officers, agents and attorneys will not be liable to the Venture or Venturers for any act or omission, except to the extent of any willful misconduct or gross negligence of the Managing Venturer or such persons; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISION SHALL NOT BE CONSTRUED TO ELIMINATE A VENTURER’S DUTY OF LOYALTY, DUTY OF CARE OR OBLIGATION OF GOOD FAITH TO THE VENTURE AND OTHER VENTURERS UNDER THE ACT. NEITHER THE MANAGING VENTURER NOR ANY VENTURER SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE MANAGING VENTURER AND THE VENTURERS THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF THE MANAGING VENTURER OR ANY VENTURER, WHETHER SUCH NEGLIGENCE BE JOINT, SOLE, CONCURRENT, COMPARATIVE OR CONTRIBUTORY FAULT OR NEGLIGENCE, FAULT IMPOSED BY LAW, STRICT LIABILITY, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE MANAGING VENTURER OR ANY VENTURER, ITS DIRECTORS, OFFICERS, AGENTS AND/OR ATTORNEYS.

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IN WITNESS WHEREOF, this Agreement has been executed by the Managing Venturer as of December 9, 2011 and by each Venturer on the date indicated opposite his or her signature hereto or the date of each such Partner’s execution of an Execution Page and Power of Attorney hereto, each of which is hereby incorporated herein and made a part hereof.

MANAGING VENTURER:

MIEKA CORPORATION

By:

Anita G. Blankenship, President

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